iCORECONNECT INC.

SUBSIDIARIES AND FOREIGN STATE QUALIFICATIONS TO DO BUSINESS

COMPANY	JURISDICTION ORGANIZED	FOREIGN STATE QUALIFICATIONS
iCoreConnect Inc.	Nevada	Florida
	SUBSIDIARIES	
Electro-Fish Media, Inc.	Texas	----------------